UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Bruker Corporation

(Name of Registrant as Specified In Its Charter)

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The following communication was first distributed to certain stockholders of Bruker Corporation on or after May 19, 2025.

Your Vote Counts! BRUKER CORPORATION 2023 Annual Meeting Vote by June 6, 2023 11:59 PM ET BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, V09041-P90080NY 11219 You invested in BRUKER CORPORATION and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 7, 2023. Get informed before you vote View the Notice and Proxy Statement, Annual Report and Form of Proxy online OR you can receive a free paper

May 19, 2025

Dear Stockholder:

We are supplementing our 2025 Proxy to include additional information concerning our 2026 Incentive Compensation Plan, which we refer to as our 2026 Plan, and seek your independent assessment and approval of Proposal 4 at our Annual Stockholders Meeting on May 29, 2025.

Supplementary Information concerning Proposal 4, adoption of 2026 Incentive Compensation Plan

The 2026 Plan was approved by the Board of Directors including our independent Compensation Committee

Bruker’s Board of Directors adopted the 2026 Plan on February 18, 2025, upon the recommendation of our independent Compensation Committee, subject to stockholder approval at the 2025 Annual Meeting. If approved by our stockholders, the 2026 Plan will become effective on February 19, 2026, which will be the date immediately following expiration of the Bruker Corporation 2016 Incentive Compensation Plan, which we refer to as our 2016 Plan.

The 2026 Plan, if approved by stockholders, will replace the expiring 2016 Plan. The Company will be unable to issue equity to its employees, leadership, or Board if the 2026 Plan is not approved.

Our 2016 Plan expires in February 2026 and the 2026 Plan will replace the 2016 Plan at that time. The terms of the 2026 Plan are largely consistent with our 2016 Plan. If the 2026 Plan is not approved, we will not be able to grant equity compensation to our employees and directors, an important component of our compensation program. Equity compensation is needed to attract and retain employees in the competitive labor markets in which we compete for talent and to align employee and director interests with those of our stockholders. If the 2026 Plan is not approved, the effect will be to cease all equity-based awards to employees, leadership, and the Board after the 2016 Plan expires and impact their long-term alignment with our stockholders. In addition, we may be required to offer additional cash compensation to our employees in lieu of equity compensation to remain competitive, which would reduce our cash resources that would otherwise be available for other business initiatives.

Key elements of the 2026 Plan are consistent with incentive compensation plans of our peers

The 2026 Plan cost is aligned with peer practice. Our total overhang1 of 8.4% approximates the peer 2023 overhang 50th percentile (7.1%). Furthermore, the total cost (shareholder value transfer) of the 2026 Plan is reasonable at 8.12%, which is below the Institutional Shareholder Services (“ISS”), a proxy advisory firm, benchmark of 9.64%.

Assuming approval of the 2026 Plan, our available pool of approximately 11 million shares of common stock (7.3% of total shares outstanding) would be comparable to or below that of many of our peers at the time of their last share requests.

The Company has a track record of prudently granting equity to employees, leadership, and the Board

We have demonstrated a track record of prudently utilizing equity. Of the 9,500,000 shares originally approved by our stockholders for grant under the 2016 Plan, approximately 5,000,000 shares remain available for issuance, most of which would expire in February 2026 if the 2026 Plan is not approved. Our three-year average burn rate2 of 0.31% is below the peer 25th percentile (0.47%). ISS calculates our three-year average value-adjusted burn rate to be 0.27%, which is significantly lower than the ISS benchmark of 5.94% and the reported median of 3.61%.

The 2026 Plan includes many stockholder-friendly provisions, consistent with the 2016 Plan

The 2026 Plan includes several provisions that are considered to be stockholder friendly, including (i) no repricing without stockholder approval, (ii) no evergreen provision for the share reserve, (iii) no liberal share recycling, and (iv) a minimum one-year vesting requirement.

The 2026 Plan is supported by Glass Lewis & Co. (“Glass Lewis”), another proxy advisory firm, but ISS issued a voting recommendation against the 2026 Plan

Glass Lewis issued a voting recommendation supporting Proposal 4. ISS recently issued a voting recommendation against Proposal 4. In its report, ISS gives three primary reasons for its recommendation: (1) the cost of the proposed 2026 Plan is deemed excessive, (2) the estimated duration of available and proposed shares exceeds six years, and (3) the 2026 Plan allows broad discretion to accelerate vesting. We respectfully disagree with ISS’s analysis of Proposal 4 for the following reasons:

•
As noted above, the cost and duration of the 2026 Plan is consistent with that of comparable peer plans.
•
Board discretion to accelerate vesting of grants under the 2026 Plan is a useful tool that allows necessary flexibility to address circumstances that arise, such as an employee’s retirement, death or disability. This flexibility is commonly included in equity plans in our industry. For example, based on ISS research, only 12% of companies in the Russell 3000 limit their board’s ability to accelerate vesting to only death or disability. We do not believe that this factor will have a negative impact on the 2026 Plan or our stockholders.

1 Overhang is defined as (options and RSUs outstanding + current pool + new pool) divided by shares of common stock outstanding.

2 Burn rate is defined as options and RSUs granted divided by weighted average shares of common stock outstanding.

The Bruker Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the adoption of the 2026 Plan in Proposal 4.

Whether or not you plan to attend the 2025 Annual Meeting, we encourage you to read the proxy statement and this supplementary information and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke previously submitted proxies is available in the proxy statement.

Sincerely,

Vice President, Corporate Human Resources Executive Vice President, Chief Financial Officer